Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2025 Third Quarter Results

Third quarter financial results

•

Third quarter loss per share[1] was $0.20 compared to earnings per share of $0.40 in the year-ago quarter. The decline in earnings per share was primarily driven by prior year after-tax gains related to fair value adjustments on variable prepaid forward derivatives and a partial sale of the Company’s equity method investment in Cencora, and higher tax expense in the current quarter.

•

Adjusted earnings per share (EPS)[2] was $0.38 compared to adjusted EPS[2] of $0.63 in the year-ago quarter. The decline in adjusted EPS[2] was primarily driven by a higher adjusted effective tax rate[2], higher incentive accruals, lower U.S. retail sales and lower equity earnings in Cencora, partly offset by cost savings within U.S. Retail Pharmacy.

•	Third quarter sales increased 7.2 percent year-over-year to $39.0 billion, up 6.9 percent on a constant currency basis.

Fiscal 2025 guidance

•	Given the pending transaction, pursuant to which WBA will be acquired by entities affiliated with Sycamore Partners, the company previously withdrew fiscal 2025 guidance.

DEERFIELD, Ill. — June 26, 2025 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2025, which ended May 31, 2025.

Chief Executive Officer Tim Wentworth said:

“Third quarter results reflect continued improvement in our U.S. Healthcare segment and benefits from our cost savings initiatives, while we continued to see weakness in our U.S. front-end sales. We remain focused on our turnaround plan, which will require time, disciplined focus and a balanced approach to manage future cash needs with investments necessary to navigate an evolving pharmacy and retail environment.”

Overview of Third Quarter Results

WBA third quarter sales increased 7.2 percent from the year-ago quarter to $39.0 billion, an increase of 6.9 percent on a constant currency basis, reflecting sales growth in the U.S. Retail Pharmacy and International segments.

Third quarter operating income was $53 million compared to an operating income of $111 million in the year-ago quarter. Third quarter operating income included a non-cash impairment charge related to certain long-lived assets.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

Adjusted operating income2 was $558 million compared to adjusted operating income2 of $613 million in the year-ago quarter. Operating income and adjusted operating income2 reflect higher incentive accruals, lower U.S. retail sales and lower equity earnings in Cencora, partly offset by growth in U.S. Healthcare and cost savings within U.S. Retail Pharmacy.

Net loss in the third quarter was $175 million, a decrease of $519 million compared to net earnings of $344 million in the year-ago quarter. The decline in net earnings was primarily driven by prior year after-tax gains related to fair value adjustments on variable prepaid forward derivatives and a partial sale of the Company’s equity method investment in Cencora, and higher tax expense in the current quarter.

Adjusted net earnings2 in the third quarter was $334 million, a decrease of $211 million compared to adjusted net earnings2 of $545 million in the year-ago quarter, down 39.3 percent on a constant currency basis. The decline in adjusted net earnings2 reflects a higher adjusted effective tax rate2, higher incentive accruals, lower U.S. retail sales and lower equity earnings in Cencora, partly offset by cost savings within U.S. Retail Pharmacy.

Loss per share in the third quarter was $0.20 compared to earnings per share of $0.40 in the year-ago quarter. Adjusted EPS2 was $0.38 compared to adjusted EPS2 of $0.63 in the year-ago quarter, reflecting a decrease of 39.6 percent on a constant currency basis.

Net cash provided by operating activities was $584 million in the third quarter, a $20 million decrease compared with the year-ago quarter. Operating cash flow in the current quarter was negatively impacted by $252 million of legal payments primarily related to opioid-related settlements. Free cash flow2 was positive $336 million, a $2 million improvement compared to the year-ago quarter. Operating cash flow and free cash flow2 reflect improvements in working capital, lower cash taxes and lower interest paid, partly offset by higher legal payments.

Overview of Fiscal 2025 Year-to-Date Results

Sales in the first nine months of fiscal 2025 increased 6.3 percent from the year-ago period to $117.0 billion, an increase of 6.2 percent on a constant currency basis, primarily reflecting sales growth in the U.S. Retail Pharmacy and International segments.

Operating loss in the first nine months of fiscal 2025 was $5.8 billion compared to an operating loss of $13.1 billion in the year-ago period. Operating loss in the current period included a $3.0 billion non-cash impairment charge related to VillageMD goodwill and other long-lived assets, which resulted in a $1.9 billion charge attributable to WBA, net of tax and non-controlling interest, and a $2.4 billion non-cash impairment charge attributable to WBA, net of tax, primarily related to U.S. Retail Pharmacy goodwill. Operating loss in the year-ago period included a $12.4 billion non-cash impairment charge related to VillageMD goodwill, which resulted in a $5.8 billion charge attributable to WBA, net of tax and non-controlling interest, and a $455 million non-cash impairment charge related to certain long-lived assets in the U.S. Retail Pharmacy segment.

Adjusted operating income2 was $1.9 billion, compared to adjusted operating income2 of $2.2 billion in the year-ago period, reflecting lower U.S. retail sales, sale-leaseback gains in the prior year period and higher incentive accruals, partially offset by growth in the U.S. Healthcare segment and cost savings within the U.S. Retail Pharmacy segment.

Net loss for the first nine months of fiscal 2025 was $3.3 billion, a decrease of 41.5 percent compared to a net loss of $5.6 billion in the year-ago period, reflecting non-cash impairment charges and fair value adjustments on variable prepaid forward derivatives, partly offset by $1.3 billion in after-tax gains on settlements of variable prepaid forward derivatives related to the monetization of Cencora shares and gains on investments in BrightSpring.

Adjusted net earnings2 decreased 38.8 percent to $1.3 billion, down 38.8 percent on a constant currency basis, reflecting an adjusted effective tax benefit2 in the year-ago period due to the recognition of deferred tax assets in foreign jurisdictions and lower adjusted operating income2 in the current period.

Loss per share in the first nine months was $3.81 compared to loss per share of $6.53 in the year-ago period, a decrease of 41.6 percent. Adjusted EPS2 was $1.52 compared to adjusted EPS2 of $2.49 in the year-ago period, reflecting a decrease of 39.0 percent on a constant currency basis.

Net cash provided by operating activities was $245 million in the first nine months of fiscal 2025, a $559 million improvement compared with the year-ago period. Operating cash flow in the current period was negatively impacted by $1.4 billion of legal payments primarily related to Everly and opioid-related settlements. In the year-ago period, operating cash flow was negatively impacted by $785 million in payments related to legal matters and a $386 million Boots Pension Plan Annuity premium. Free cash flow2 was negative $506 million, a $557 million improvement compared with the year-ago period. Operating cash flow and free cash flow2 reflect improvements in working capital, lower cash taxes and lower interest paid, partly offset by higher legal payments. Free cash flow2 also benefited from a $384 million decrease in capital expenditures.

Business Segments

U.S. Retail Pharmacy

	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Sales	$30,715	$28,503	$91,961	$86,308
Adjusted operating income[3]	$350	$501	$1,278	$1,947

The U.S. Retail Pharmacy segment had third quarter sales of $30.7 billion, an increase of 7.8 percent from the year-ago quarter. Comparable sales increased 10.3 percent from the year-ago quarter.

Pharmacy sales increased 11.8 percent and comparable pharmacy sales increased 14.6 percent in the quarter, each benefiting from higher branded drug inflation and mix impacts. Comparable 30-day equivalent prescriptions filled in the third quarter increased 2.7 percent from the year-ago quarter, while comparable prescriptions excluding immunizations also increased 2.7 percent. Total 30-day equivalent prescriptions filled in the quarter, including immunizations, increased 0.4 percent to 308 million.

Retail sales decreased 5.3 percent from the year-ago quarter, including the impact of the Footprint Optimization Program and lower comparable retail sales. Comparable retail sales decreased 2.4 percent and were impacted by weaker sales in grocery and household, health and wellness, and beauty.

Adjusted operating income decreased 30.2 percent to $350 million from $501 million in the year-ago quarter, reflecting higher incentive accruals, lower retail sales and lower equity earnings in Cencora, partially offset by cost savings.

International

	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Sales	$6,172	$5,727	$18,657	$17,581
Adjusted operating income[3]	$214	$175	$615	$562

The International segment had third quarter sales of $6.2 billion, an increase of 7.8 percent from the year-ago quarter, including a favorable currency impact of 1.9 percent. Sales increased 5.9 percent on a constant currency basis, with the Germany wholesale business growing 6.8 percent and Boots UK sales growing 5.0 percent.

Boots UK comparable pharmacy sales increased 5.4 percent on a constant currency basis compared with the year-ago quarter. Boots UK comparable retail sales increased 6.0 percent on a constant currency basis compared to the year-ago quarter. Boots.com sales grew 18.7 percent, or 14.8 percent on a constant currency basis, representing 17 percent of Boots total retail sales.

Adjusted operating income increased 22.0 percent to $214 million, an increase of 20.2 percent on a constant currency basis compared with the year-ago quarter, reflecting strong retail performance in Boots UK and market growth in Germany, partly offset by cost inflation primarily driven by payroll.

U.S. Healthcare

	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Sales	$2,102	$2,125	$6,427	$6,232
Operating loss	$(64)	$(220)	$(3,694)	$(13,715)
Adjusted operating income (loss)[3]	$54	$(22)	$196	$(151)
Adjusted EBITDA (Non-GAAP measure)	$86	$23	$314	$1

The U.S. Healthcare segment had third quarter sales of $2.1 billion, a decrease of $23 million. The decline in sales was primarily driven by VillageMD sales decreasing 6.5 percent, reflecting lower risk-based and fee-for-service revenue, including the impact of clinic closures. CareCentrix sales increased 11.6 percent and Shields sales increased 24.8 percent.

Operating loss was $64 million, compared to operating loss of $220 million in the year-ago quarter, reflecting lower acquisition-related amortization and higher contributions from VillageMD risk-based business.

Adjusted operating income, which excludes impairment charges, certain costs related to stock compensation expense and amortization of acquired intangible assets, was $54 million compared to a loss of $22 million in the year-ago quarter.

Adjusted EBITDA of $86 million improved by $63 million versus the prior-year quarter, reflecting improvement at VillageMD and growth at Shields.

Conference Call and Fiscal 2025 Outlook

On March 6, 2025, WBA entered into a definitive agreement to be acquired by entities affiliated with Sycamore Partners. The merger is currently expected to close in the third or fourth quarter of calendar year 2025, pending shareholder and regulatory approvals and other conditions to closing. Upon completion of the transaction, WBA common stock will no longer be listed on the Nasdaq Stock Market, and WBA will become a private company. As is customary during the pendency of such a transaction, WBA will not host a conference call and webcast or provide financial guidance for fiscal year 2025 in conjunction with this quarter’s report. In addition, WBA’s previously issued guidance for full year fiscal 2025 should no longer be relied upon. For further details on quarterly performance, please refer to WBA’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2025, which is expected to be filed today with the Securities and Exchange Commission (the “SEC”).

[1]

All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS or loss per share are to diluted EPS or diluted loss per share attributable to WBA.

[2]

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. Measures identified as “comparable” constitute key performance indicators. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure, and key performance indicators.

[3]

The Company uses Adjusted operating income (loss) as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying segment performance and trends. The consolidated WBA measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including the impact of opioid related claims and litigation settlements, our long-term outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the breadth, timing and impact of the actions related to our strategic review, uncertainties related to the announcement and completion of the proposed merger, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the ability of affiliates of Sycamore Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed transaction; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) the risk that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the proposed transaction; (x) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the proposed transaction; (xiv) the risk that the holders of Divested Asset Proceed Rights will receive less-than-anticipated payments or no payments with respect to the Divested Asset Proceed Rights after the closing of the proposed transaction and that such rights will expire valueless; (xv) the impact of adverse general and industry-specific economic and market conditions; (xvi) the possibility that alternative transaction proposals will or will not be made; (xvii) though no such transactions existed, the possibility that, if the Company did not enter into the transaction agreements, it potentially could have, at a later date, attempted to engage in other, unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets that may have produced a higher aggregate value than that available to the Company’s stockholders in the merger; and (xviii) the risk that the Company’s stock price may decline significantly if the merger is not completed; our ability to successfully turn around the business and return to growth, our ability to reverse valuation allowances on deferred tax assets, the potential impacts on our business of COVID-19, the impact of adverse global macroeconomic conditions caused by factors including, among others, inflation, high interest rates, labor shortages, supply chain disruptions and pandemics like COVID-19 on our operations and financial results, the financial performance of our equity method investments, including Cencora, the amount of our goodwill impairment charge (which is based in part on estimates of future performance), the influence of certain holidays and seasonality, our cost-savings and growth initiatives, including statements relating to our expected cost savings under the Footprint Optimization Program, our 2025 priorities, including those related to the U.S. Retail Pharmacy segment, addressing reimbursement models with our partners, and monetization efforts, and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “opportunity,” “guidance,” “projection,” “target,” “aim,” “continue,” “extend,” “transform,” “strive,” “enable,” “create,” “position,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” “potential,” “preliminary,” “trend,” “future,” “predict,” “assumption,” “commentary,” “focus on,” “ambition,” “vision,” “belief,” “hypothetical,” “aspire,” “confident,” “remains,” “on track,” “priorities,” “approximate,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2024, as amended and supplemented by those described in Item 1A (Risk Factors) of our Form 10-Q for the fiscal quarter ended February 28, 2025, and in other documents that we file or furnish with the SEC. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 175-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. Through dispensing medicines, improving access to pharmacy and health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare in the thousands of communities it serves and beyond.

WBA employs approximately 312,000 people, with a presence in eight countries and consumer brands including: Walgreens, Boots, Duane Reade, No7 Beauty Company and Benavides. The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. In fiscal 2024, WBA scored 100% on the Disability Equality Index for disability inclusion.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
Jonathon Hosea	media@wba.com
Investor Relations	Contact
Brian Holzer	investor.relations@wba.com

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Sales	$38,986	$36,351	$117,034	$110,111
Cost of sales	32,480	29,892	96,814	89,840

Gross profit	6,506	6,460	20,220	20,271
Selling, general and administrative expenses	6,493	6,393	22,399	21,165
Impairment of goodwill	—	—	3,653	12,369
Equity earnings in Cencora	40	44	73	164

Operating income (loss)	53	111	(5,759)	(13,099)
Other income (expense), net	(2)	254	1,278	229

Earnings (loss) before interest and income tax provision (benefit)	51	365	(4,481)	(12,870)
Interest expense, net	126	113	377	351

Earnings (loss) before income tax provision (benefit)	(75)	251	(4,859)	(13,221)
Income tax provision (benefit)	126	20	(21)	(836)
Post-tax earnings (loss) from other equity method investments	5	(1)	1	15

Net earnings (loss)	(196)	230	(4,836)	(12,370)
Net loss attributable to non-controlling interests	(21)	(114)	(1,543)	(6,739)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$(175)	$344	$(3,293)	$(5,631)

Net earnings (loss) per common share:
Basic	$(0.20)	$0.40	$(3.81)	$(6.53)
Diluted	$(0.20)	$0.40	$(3.81)	$(6.53)
Weighted average common shares outstanding:
Basic	864.9	863.1	864.3	862.9
Diluted	864.9	864.3	864.3	862.9

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$766	$1,319
Marketable securities	64	1,790
Accounts receivable, net	6,554	5,851
Inventories	7,320	8,320
Other current assets	998	1,055

Total current assets	15,701	18,335
Non-current assets:
Property, plant and equipment, net	8,965	9,772
Operating lease right-of-use assets	18,795	20,335
Goodwill	11,882	15,506
Intangible assets, net	10,845	12,973
Equity method investments	1,259	2,269
Other non-current assets	1,959	1,846

Total non-current assets	53,705	62,702

Total assets	$69,406	$81,037

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$429	$1,505
Trade accounts payable	13,617	14,082
Operating lease obligations	2,433	2,382
Accrued expenses and other liabilities	9,249	8,673
Income taxes	230	312

Total current liabilities	25,958	26,953
Non-current liabilities:
Long-term debt	6,937	8,044
Operating lease obligations	19,235	20,921
Deferred income taxes	1,234	1,195
Accrued litigation obligations	5,527	6,008
Other non-current liabilities	3,195	5,736

Total non-current liabilities	36,129	41,905

Redeemable non-controlling interests	110	174
Total equity	7,209	12,005

Total liabilities, redeemable non-controlling interests and equity	$69,406	$81,037

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(4,836)	$(12,370)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	1,809	1,837
Deferred income taxes	21	(1,242)
Stock compensation expense	100	143
Earnings from equity method investments	(74)	(179)
Impairment of goodwill, intangibles and long-lived assets	5,776	13,618
Gain on sale of equity method investments	(391)	(847)
Gain on sale-leaseback transactions	—	(268)
(Gain) loss on variable prepaid forward contracts	(766)	733
Other	(123)	(151)
Changes in certain assets and liabilities:
Accounts receivable, net	(711)	(592)
Inventories	1,030	(315)
Other current assets	55	58
Trade accounts payable	(476)	446
Accrued expenses and other liabilities	(155)	(474)
Income taxes	(204)	167
Accrued litigation obligations	(454)	(330)
Other non-current assets and liabilities	(355)	(548)

Net cash provided by (used for) operating activities	245	(314)
Cash flows from investing activities:
Additions to property, plant and equipment	(751)	(1,135)
Proceeds from sale-leaseback transactions	1	773
Proceeds from sale of other assets	1,051	1,726
Business, investment and asset acquisitions, net of cash acquired	(36)	(206)
Other	(6)	(53)

Net cash provided by investing activities	260	1,106
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	—	(1)
Proceeds from debt	24,981	23,074
Payments of debt	(27,197)	(23,128)
Proceeds from variable prepaid forward contracts	103	424
Treasury stock purchases	(36)	(69)
Cash dividends paid	(432)	(1,044)
Other	(205)	(168)

Net cash used for financing activities	(2,785)	(912)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	3
Changes in cash, cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(2,280)	(117)
Cash, cash equivalents and restricted cash at beginning of period	3,218	856

Cash, cash equivalents and restricted cash at end of period	$939	$740

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under the SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in the Company’s historical operating results. The Company also uses non-GAAP financial measures as a basis for certain compensation programs it sponsors. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company presents certain information related to current period operating results on a “constant currency” basis, which is a specific non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. Comparable sales in constant currency exclude wholesale sales in Germany and sales from dispositions. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry and our method of calculating comparable sales may not be the same as other retailers’ methods. With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

The nine months ended May 31, 2024 comparable sales and prescriptions filled figures for the Company exclude the benefit of the leap day.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales (in constant currency), comparable pharmacy sales (in constant currency), comparable retail sales (in constant currency), comparable number of prescriptions, comparable 30-day equivalent prescriptions, and comparable prescriptions excluding immunizations to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

Amounts may not add due to rounding. All percentages and ratios have been calculated using unrounded amounts.

NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS AND DILUTED NET EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(175)	$344	$(3,293)	$(5,631)
Adjustments to operating income (loss):
Impairment of goodwill, intangibles and long-lived assets [1]	89	—	5,432	13,091
Acquisition-related amortization [2]	226	266	746	811
Certain legal and regulatory accruals and settlements [3]	49	52	656	376
Footprint optimization [4]	73	—	473	—
Acquisition and disposition-related costs [5]	62	68	260	480
Adjustments to equity earnings in Cencora [6]	13	57	122	129
LIFO provision [7]	(10)	(36)	14	11
Transformational cost management [8]	3	95	(9)	401

Total adjustments to operating income (loss) [9]	505	502	7,695	15,299
Adjustments to other income (expense), net:
(Gain) loss on certain non-hedging derivatives [10]	11	(155)	(766)	733
Gain on sale of equity method investment [11]	—	(88)	(391)	(940)
Gain on investments, net [12]	(10)	—	(135)	—
(Gain) loss on disposal of business [13]	(5)	—	(5)	4

Total adjustments to other income (expense), net	(4)	(244)	(1,296)	(203)
Adjustments to interest expense, net:
Interest expense on obligations [14]	13	6	28	12

Total adjustments to interest expense, net	13	6	28	12
Adjustments to income tax provision (benefit):
Discrete tax items and tax impact of adjustments [15]	2	(23)	(423)	(821)
Equity method non-cash tax [15]	8	6	12	20

Total adjustments to income tax provision (benefit)	10	(17)	(411)	(800)
Adjustments to post-tax earnings (loss) from other equity method investments:
Adjustments to earnings (loss) in other equity method investments [16]	1	6	15	25

Total adjustments to post-tax earnings (loss) from other equity method investments	1	6	15	25
Adjustments to net loss attributable to non-controlling interests:

Impairment of goodwill, intangibles and long-lived assets [1]	(15)	—	(1,092)	(6,195)
Impact of VillageMD debt amendment [17]	—	—	(137)	—
Acquisition-related amortization [2]	(2)	(37)	(81)	(153)
Acquisition and disposition-related costs [5]	—	(14)	(80)	(200)
Certain legal and regulatory accruals and settlements [3]	—	—	(19)	—
Discrete tax items [15]	—	—	(12)	—
Transformational cost management [8]	—	(1)	—	(1)

Total adjustments to net loss attributable to non-controlling interests	(17)	(52)	(1,421)	(6,549)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$334	$545	$1,317	$2,152

Diluted net loss per common share (GAAP) [18]	$(0.20)	$0.40	$(3.81)	$(6.53)
Adjustments to operating income (loss)	0.58	0.58	8.88	17.70
Adjustments to other income (expense), net	—	(0.28)	(1.49)	(0.23)
Adjustments to interest expense, net	0.01	0.01	0.03	0.01
Adjustments to income tax benefit	0.01	(0.02)	(0.47)	(0.93)
Adjustments to post-tax earnings (loss) from other equity method investments	—	0.01	0.02	0.03
Adjustments to net loss attributable to non-controlling interests	(0.02)	(0.06)	(1.64)	(7.58)

Adjusted diluted net earnings per common share (Non-GAAP measure) [19]	$0.38	$0.63	$1.52	$2.49

Weighted average common shares outstanding, diluted (in millions) [19]	868.9	864.3	867.0	864.3

[1]

These charges are recorded in Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. Impairment of goodwill, intangibles, and long-lived assets recognized in the nine months ended May 31, 2025 resulted from the interim goodwill impairment assessments for the VillageMD, U.S. Retail Pharmacy, and CareCentrix reporting units, as well as the intangible asset impairment for the Boots reporting unit and impairment of certain multi-year internal software development projects within the U.S. Retail Pharmacy segment. Impairment of goodwill, intangibles, and long-lived assets recognized in the nine months ended May 31, 2024 resulted from the interim goodwill impairment assessment for the VillageMD reporting unit and impairment of certain multi-year internal software development projects within the U.S. Retail Pharmacy segment.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, provider networks, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[4]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[5]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. In the three and nine months ended May 31, 2025, the Company recorded professional services and other transaction-related expenses of $15 million and $50 million, respectively, related to the merger agreement with Blazing Star Parent, LLC. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[6]

Adjustments to equity earnings in Cencora consist of the Company’s proportionate share of non-GAAP adjustments reported by Cencora consistent with the Company’s non-GAAP measures. Adjustments are recorded to Equity earnings in Cencora within the Consolidated Condensed Statements of Earnings.

[7]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on Cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items. These charges are recorded in Cost of sales within the Consolidated Condensed Statements of Earnings.

[8]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[9]

Total non-cash impairment charges for goodwill and long-lived assets that were adjusted from Operating income (loss) were $115 million and $5.8 billion in the three and nine months ended May 31, 2025, respectively. Total non-cash impairment charges for goodwill and long-lived assets that were adjusted from Operating income (loss) were $23 million and $13.6 billion in the three and nine months ended May 31, 2024, respectively.

[10]

Includes fair value gains or losses on the VPF derivative contracts and gains on VPF settlements. These charges are recorded in Other income (expense), net, within the Consolidated Condensed Statements of Earnings. The Company does not believe this volatility related to the non-cash mark-to-market adjustments and associated settlement gains or losses on the underlying derivative instruments reflects the Company’s operational performance.

[11]

Gains on the sale of equity method investments are recorded in Other income (expense), net within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[12]

Includes significant gains resulting from the change in classification of equity securities as well as the fair value adjustments recorded on investments in equity securities to Other income (expense), net, in the Consolidated Condensed Statements of Earnings. In the three and nine months ended May 31, 2025, the Company recorded pre-tax gains of $10 million and $135 million related to the change in classification of its previously held equity method investment in BrightSpring to an investment in equity security held at fair value and subsequent related fair value adjustments.

[13]

Includes gains or losses related to the sale of businesses. These charges are recorded in Other income (expense), net, within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[14]

Includes interest expense on certain multi-year litigation settlements and interest expense on external debt to fund incremental contributions to the Boots Plan required to complete the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal & General. The payments and related incremental interest expense are not indicative of normal operating performance.

[15]

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded in Income tax provision (benefit) within the Consolidated Condensed Statements of Earnings.

[16]

Adjustments to post-tax earnings (loss) from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded in Post-tax earnings (loss) from other equity method investments within the Consolidated Condensed Statements of Earnings. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[17]

In the three months ended November 30, 2024, the Company and VillageMD executed an amendment to the VillageMD Secured Loan that consolidated certain VillageMD obligations to the Company, modified certain interest and fee terms, and provided VillageMD with additional borrowing capacity. These intercompany credit facilities eliminate in consolidation. The Company applies the legal claim approach to the attribution of intercompany transactions to non-controlling interests. The amendment of the VillageMD Secured Loan increased the Company’s claim on VillageMD’s net assets resulting in a pre-tax non-controlling interest benefit. The amendment and related one-time benefit to the Company are not indicative of normal operating performance.

[18]

Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

[19]

Includes impact of potentially dilutive securities from unvested stock-based compensation programs in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes. For the three months ended May 31, 2025, this impact of potentially dilutive securities in the calculation of weighted-average common shares was approximately 4 million shares. Excluding the impact of potentially dilutive securities, weighted-average basic and diluted common shares outstanding were approximately 865 million shares.

NON-GAAP RECONCILIATIONS BY SEGMENT AND ON A CONSOLIDATED BASIS

	(in millions)
	Three months ended May 31, 2025
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$30,715	$6,172	$2,102	$(4)	$38,986
Gross profit (GAAP)	$4,945	$1,302	$256	$3	$6,506
Acquisition-related amortization	5	—	12	—	18
Footprint optimization	8	—	—	—	8
LIFO provision	(10)	—	—	—	(10)

Adjusted gross profit (Non-GAAP measure)	$4,948	$1,302	$268	$3	$6,522

	(in millions)
	Three months ended May 31, 2024
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,503	$5,727	$2,125	$(3)	$36,351
Gross profit (GAAP)	$5,033	$1,222	$181	$23	$6,460
Acquisition-related amortization	5	—	22	—	27
Transformational cost management	21	—	—	—	21
LIFO provision	(36)	—	—	—	(36)

Adjusted gross profit (Non-GAAP measure)	$5,022	$1,222	$203	$23	$6,471

	(in millions)
	Nine months ended May 31, 2025
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$91,961	$18,657	$6,427	$(12)	$117,034
Gross profit (GAAP)	$15,478	$3,890	$842	$10	$20,220
Acquisition-related amortization	16	—	22	—	39
Footprint optimization	24	—	—	—	24
LIFO provision	14	—	—	—	14

Adjusted gross profit (Non-GAAP measure)	$15,532	$3,890	$864	$10	$20,297

	(in millions)
	Nine months ended May 31, 2024
	U.S. Retail Pharmacy	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$86,308	$17,581	$6,232	$(9)	$110,111
Gross profit (GAAP)	$16,030	$3,720	$498	$23	$20,271
Acquisition-related amortization	16	—	62	—	78
Transformational cost management	29	—	—	—	29
LIFO provision	11	—	—	—	11

Adjusted gross profit (Non-GAAP measure)	$16,086	$3,720	$560	$23	$20,389

NON-GAAP RECONCILIATION ON A CONSOLIDATED BASIS

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
Walgreens Boots Alliance, Inc.	2025	2024	2025	2024
Operating income (loss) (GAAP)	$53	$111	$(5,759)	$(13,099)
Impairment of goodwill, intangibles and long-lived assets	89	—	5,432	13,091
Acquisition-related amortization	226	266	746	811
Certain legal and regulatory accruals and settlements	49	52	656	376
Footprint optimization	73	—	473	—
Acquisition and disposition-related costs	62	68	260	480
Adjustments to equity earnings in Cencora	13	57	122	129
LIFO provision	(10)	(36)	14	11
Transformational cost management	3	95	(9)	401

Adjusted operating income (loss) (Non-GAAP measure)	$558	$613	$1,936	$2,200

OPERATING LOSS TO ADJUSTED EBITDA FOR U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Operating loss (GAAP) [1]	$(64)	$(220)	$(3,694)	$(13,715)
Impairment of goodwill, intangibles and long-lived assets [2]	—	—	3,251	12,579
Acquisition-related amortization [3]	102	154	365	478
Acquisition and disposition-related costs [4]	35	44	243	502
Certain legal and regulatory accruals and settlements [5]	(19)	—	27	—
Footprint optimization [6]	—	—	4	—
Transformational cost management [7]	—	1	(1)	5

Adjusted operating income (loss)	54	(22)	196	(151)
Depreciation expense	22	32	87	113
Stock-based compensation expense [8]	10	13	32	39

Adjusted EBITDA (Non-GAAP measure)	$86	$23	$314	$1

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

These charges are recorded in Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Condensed Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. Impairment of goodwill, intangibles and long-lived assets recognized in the nine months ended May 31, 2025 resulting from the interim goodwill impairment assessment for the VillageMD and CareCentrix reporting units. Impairment of goodwill, intangibles and long-lived assets recognized in the nine months ended May 31, 2024 resulted from the interim goodwill impairment assessment for the VillageMD reporting unit.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, provider networks, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Acquisition and disposition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance. As part of the amendment to the VillageMD Secured Loan executed in the three months ended November 30, 2024, Walgreen Co. and VillageMD agreed to terminate certain intercompany leases resulting in an early termination charge of $107 million incurred by VillageMD within the U.S. Healthcare segment and a corresponding gain recognized within the U.S. Retail Pharmacy segment. The impacts of the intercompany lease termination eliminate in consolidation.

[5]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings.

[6]

Footprint Optimization charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[7]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Condensed Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[8]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN CENCORA

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Equity earnings in Cencora (GAAP)	$40	$44	$73	$164
Acquisition-related intangibles amortization	12	27	56	93
Goodwill impairment	—	—	42	—
Restructuring and other expenses	2	8	12	19
Acquisition-related integration and restructuring expenses	3	2	9	9
Litigation and opioid-related expenses	1	23	8	14
Loss from divestitures	—	—	4	(7)
Turkey hyperinflation impact	1	3	3	10
LIFO expense	2	(2)	2	3
Adjustments to RCA equity units	2	—	2	—
Amortization of basis difference in OneOncology investment	—	1	1	2
Tax reform	—	(4)	1	(1)
Remeasurement of equity investment	—	—	(1)	—
Gain from antitrust litigation settlements	(9)	(1)	(16)	(15)

Adjusted equity earnings in Cencora (Non-GAAP measure)	$53	$101	$195	$293

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended May 31, 2025			Three months ended May 31, 2024
	(Loss) earnings before Income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$(75)	$126	NM	$251	$20	8.0%
Impact of non-GAAP adjustments and discrete tax items	514	102		264	37
Equity method non-cash tax	—	(8)		—	(6)
Adjusted tax rate true-up	—	(104)		—	(15)

Subtotal	$439	$116		$516	$37
Exclude adjusted equity earnings in Cencora	(53)	—		(101)	—

Adjusted effective tax rate excluding adjusted equity earnings in Cencora (Non-GAAP measure)	$386	$116	30.0%	$415	$37	9.0%

	(in millions)
	Nine months ended May 31, 2025			Nine months ended May 31, 2024
	(Loss) earnings before Income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate	(Loss) earnings before income tax benefit	Income tax benefit	Effective tax rate
Effective tax rate (GAAP)	$(4,859)	$(21)	0.4%	$(13,221)	$(836)	6.3%
Impact of non-GAAP adjustments and discrete tax items	6,427	442		15,108	969
Equity method non-cash tax	—	(12)		—	(20)
Adjusted tax rate true-up	—	(18)		—	(148)

Subtotal	$1,569	$390		$1,887	$(35)
Exclude adjusted equity earnings in Cencora	(195)	—		(293)	—

Adjusted effective tax rate excluding adjusted equity earnings in Cencora (Non-GAAP measure)	$1,373	$390	28.4%	$1,594	$(35)	(2.2)%

NM - Not meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

FREE CASH FLOW

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2025	2024	2025	2024
Net cash provided by (used for) operating activities (GAAP)	$584	$605	$245	$(314)
Less: Additions to property, plant and equipment	(248)	(278)	(751)	(1,135)
Plus: Bulk purchase annuity premium contributions [1]	—	7	—	386

Free cash flow (Non-GAAP measure) [2]	$336	$334	$(506)	$(1,063)

[1]

During the three and nine months ended May 31, 2024, the Company made incremental pension contributions of $7M and $386M, respectively, to the Boots Plan as part of the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal and General. The payments are not indicative of normal operating performance.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments and incremental pension payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Condensed Statement of Cash Flows.

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